Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Secure Computing Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-128410) on Form S-4, registration statements (No. 333-132130, No. 333-115581, No. 333-109755) on Form S-3, and registration statements (No. 333-131144, No. 333-115583, No. 333-103595, No. 333-80963, No. 333-71913) on Form S-8 of Secure Computing Corporation of our report dated July 10, 2006, with respect to the consolidated balance sheets of CipherTrust, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears on the Form 8-K/A of Secure Computing Corporation dated November 14, 2006.

/s/ KPMG LLP

Atlanta, Georgia

November 14, 2006